Exhibit (h)(6)(v)

AMENDED AND RESTATED EXHIBIT A

THIS AMENDED AND RESTATED EXHIBIT A, effective as of [            ], 2012, is Exhibit A to the Compliance Support Services Fee Letter among BNY Mellon Investment Servicing (US) Inc. (“BNY Mellon”), Sterling Capital Funds and Sterling Capital Variable Insurance Funds (each a “Trust”) dated December 18, 2006 (the “Fee Letter”) relating to the respective Compliance Support Services Agreements (each an “Agreement”) between BNY Mellon and each respective Trust. This Exhibit A shall supersede all previous forms of Exhibit A to the Fee Letter.

PORTFOLIOS

Each series of the Trust existing as of the date of this Exhibit.

BNY MELLON INVESTMENT SERVICING (US) INC.

By:
Name:
Title:

Accepted:

STERLING CAPITAL FUNDS

By:
Todd M. Miller
Vice President

STERLING CAPITAL VARIABLE INSURANCE FUNDS

By:
E.G. Purcell, III
President